Exhibit 21
LIST OF SIGNIFICANT SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization

China Equity Platform Holding Group Ltd.	BVI
IMOT Information Technology (Shenzhen) Ltd	China